Exhibit 23.1

Kreit & Chiu CPA LLP

200 Park Ave, 16th Floor, # 1014

New York, NY 10017

(949) 326-CPAS (2727)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 13, 2024 relating to the financial statements of Maison Solutions Inc as of and for the year ended April 30, 2024, which appears in Maison Solutions, Inc.'s Annual Report on Form 10-K for the year ended April 30, 2024.

We also consent to the incorporation by reference of our report dated February 21, 2025, relating to the financial statements of Lee Lee Oriental Supermart, Inc. for the years ended December 31, 2023 and 2022 which appears in the Current Report on Form 8-K dated February 21, 2025.

/s/ Kreit & Chiu CPA LLP

Los Angeles, California

May 2, 2025